Exhibit 10.61.1

                      AMENDMENT TO EMPLOYMENT AGREEMENT OF
                                PATRICK W. MOORE

WHEREAS Patrick W. Moore ("Employee") and National Manufacturing Technologies, Inc. ("Company") entered into an Employment Agreement on September 23, 1999; and

WHEREAS that Agreement provides for a performance review and consideration of a bonus award at the six (6) month period concluding on March 23, 2000; and

WHEREAS the Compensation Committee has reviewed said performance and found it to be superior during that time period; and

WHEREAS Employee and the Company have come to agreement on changes to Employee's Employment Agreement in lieu of the awarding of the maximum cash bonus;

NOW THEREFORE the following amendments to the September 23, 2000 Employment Agreement are hereby made:

1.     Paragraph  2.1  is amended as follows: the termination date September 30,
2002,  is     hereby  changed  to  be  March  31,  2004.

2.     The  following  paragraphs  4.1  and  4.1.1  are  hereby  added:

4.1 Sabbatical: At Employee's sole election, Employee may request and the Company shall agree to Employee taking a sabbatical from Employee's position as CEO. Employee shall provide not less than thirty (30) days notice of his intent to take said sabbatical and shall identify the intended dates of the sabbatical period. During any such sabbatical period, Employee shall be paid compensation in salary, bonus and benefits at the same rate and on the same terms as if Employee was actively working during said sabbatical period. The
sum  total of sabbatical time granted to          Employee under this Agreement,
regardless  of  the  number  of  sabbatical     periods,  shall  not  exceed  a
cumulative  of  six  (6)  calendar  months.

4.1.1 In the event of a change of control (defined as a change of 51% of the Board of Directors within a two year period, or merger or acquisition of the Company that affects ownership changes of more than 25% of the company stock); or in the event this contract is terminated for any reason prior to its expiration date, Employee shall be paid the full amount that would have been earned under the terms of this Agreement, to include in said sabbatical period, within five (5) business days of termination. However, in the event this Agreement reaches its expiration date and Employee has not utilized the available sabbatical leave, said leave shall be forfeited.
3.     The  following  paragraph  4.2  is  hereby  added:

4.2 Deferral of compensation or benefits: At the election of Employee, and with the Company's concurrence, Employee may elect to defer and not receive on a current basis some or all of Employee's compensation, to include salary, bonus, benefits or expense reimbursement. If Employee so elects and the Company agrees, said deferred amounts will be considered an "on demand" loan from Employee to Company and shall accrue interest at the same rate that the Company for the same time period was charged by its working capital lender. If no working capital lender is in place during said period, then the interest rate shall be equivalent to prime interest plus two (2) percent. Such amounts shall be immediately payable to Employee on demand., within five (5) working days of said demand, without offset or adjustment for any reason.

4.     Paragraph  11.1  is  amended  as  follows: wherever the reference in this
paragraph  is     made  to 16 weeks of severance pay, it is hereby changed to 29
weeks  of  severance     pay.


This amendment to the September 23, 2000 Employment Agreement between Employee and the Company is made effective as of May 31, 2000.


     Company:
               National  Manufacturing  Technologies,  Inc.

               By:     /s/  Binh  Q.  Le
                       -----------------
               Chairman,  Compensation  Committee


     Employee:     /s/  Patrick  W.  Moore
                   -----------------------
               Patrick  W.  Moore